Exhibit 99.1

CONDOR Hospitality Trust, Inc.	1800 West Pasewalk Avenue, Suite 200 Norfolk, NE 68701 Phone (402) 371-2520 Fax (402) 371-4229 www.condorhospitality.com

Condor Hospitality Trust, Inc.

Cancels Special Meeting of Shareholders and Terminates Exchange Offer

NORFOLK, NE, September 17, 2015—Condor Hospitality Trust, Inc. (NASDAQ: CDOR), a hotel focused real estate investment trust (REIT), announced today that it has cancelled its special meeting of shareholders scheduled for October 8, 2015, at 10:00 a.m., central time, at the Hilton Omaha, 1001 Cass Street, Omaha, Nebraska.

The company has also terminated its offer to exchange shares of the company’s common stock for shares of the company’s 8% Series A Cumulative Preferred Stock and 10% Series B Cumulative Preferred Stock. The special meeting was being held to obtain shareholder approvals that were conditions to the company’s exchange offer of common stock for preferred stock.

“I appreciated the opportunity to have constructive discussions with our shareholders concerning our company and the exchange offer,” said J. William Blackham, President and CEO of Condor. “However, with the volatility and unfavorable direction of the stock markets and the current price of the company’s common stock, we deemed it prudent at this point in time to cancel the special meeting and terminate the exchange offer for the preferred stock.”

The offer to exchange 5.38 shares of common stock for each share of 8% Series A Cumulative Preferred Stock and 13.71 shares of common stock for each share of 10% Series B Cumulative Preferred Stock commenced August 6, 2015. The exchange offer was previously extended and scheduled to expire at 5:00 p.m., New York City time, on October 12, 2015. As of September 16, 2015, 14,633 shares of 8% Series A Cumulative Preferred Stock and 10,860 shares of 10% Series B Cumulative Preferred Stock were tendered and not withdrawn. These shares will not be accepted and will be promptly returned to their holders. This press release confirms formal termination of the exchange offer. The company reserves the right to commence an exchange offer at a later date, but is under no obligation to do so.

About Condor Hospitality Trust, Inc.

Condor Hospitality Trust, Inc. (NASDAQ: CDOR), formerly known as Supertel Hospitality, Inc., is a self-administered real estate investment trust that specializes in the investment and ownership of upper midscale and upscale, premium-branded select-service, extended stay and limited service hotels. The company currently owns 45 hotels in 19 states. Condor’s hotels are franchised by a number of the industry’s most well-regarded brand families including Hilton, Choice and Wyndham. For more information or to make a hotel reservation, visit www.condorhospitality.com.

Contact:

Krista Arkfeld, Director of Corporate Communications

karkfeld@trustcondor.com

402-371-2520

Important Information

The information in this press release regarding the exchange offer is not an offer to purchase or an offer to exchange or a solicitation of acceptance of the offer to exchange. The exchange offer was not made to persons in any jurisdictions in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. The exchange offer was made only pursuant to the terms of the Offer to Exchange and related Letter of Transmittal.

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the company’s filings with the Securities and Exchange Commission.

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